UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VULCAN MATERIALS COMPANY

(Name of Registrant as Specified in its Charter)

MARTIN MARIETTA MATERIALS, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 26, 2012, Martin Marietta Materials, Inc. issued the following press release:

MARTIN MARIETTA MATERIALS, INC. FILES DEFINITIVE PROXY MATERIALS

AND SENDS LETTER TO VULCAN MATERIALS COMPANY SHAREHOLDERS

Reiterates Merits of Proposed Combination of Martin Marietta and Vulcan

Urges Vulcan Shareholders to Elect Four Independent Nominees to the Vulcan Board of Directors

by Voting the BLUE Proxy Card

RALEIGH, NORTH CAROLINA, April 26, 2012 – Martin Marietta Materials, Inc. (NYSE: MLM) (“Martin Marietta”) is sending a letter to the shareholders of Vulcan Materials Company (NYSE: VMC) (“Vulcan”) along with definitive proxy materials, including a BLUE proxy card, related to Vulcan’s 2012 annual meeting, scheduled for June 1, 2012. Martin Marietta has proposed a business combination with Vulcan, which Vulcan’s Board of Directors has rejected. Martin Marietta is soliciting votes for the four independent director candidates nominated by Martin Marietta to serve on the Vulcan Board of Directors as the class up for election at Vulcan’s 2012 annual meeting. The principal purpose of Martin Marietta’s solicitation is to elect directors who will bring a fresh, independent perspective into the Vulcan Boardroom regarding Martin Marietta’s business combination proposal. Vulcan shareholders interested in up to date information and copies of Martin Marietta’s past letters and presentations should visit www.aggregatesleader.com.

Ward Nye, President and Chief Executive Officer of Martin Marietta, said “We firmly believe that a combination of Martin Marietta and Vulcan makes a great deal of strategic and financial sense. Together we will have greater scale and operational efficiency, increased geographic reach, an outstanding asset base, best-in-class management and a solid platform to grow and create further value for shareholders. Vulcan shareholders deserve the opportunity to have their voices heard on this value-enhancing combination, which offers them an upfront premium, the return of a meaningful dividend and the opportunity to participate, through their approximately 58% ownership, in the long-term upside of the combined company. We are confident that our proposal provides significantly more value and less risk to Vulcan shareholders than Vulcan on a standalone basis.”

Mr. Nye concluded, “We urge Vulcan shareholders to support the four independent director candidates nominated by Martin Marietta for election to the Vulcan Board of Directors. Doing so will send a strong message to the Vulcan Board and management team that they should immediately engage in good faith discussions with Martin Marietta in order to consider thoroughly our proposed business combination.”

The following letter is being mailed to all Vulcan shareholders with Martin Marietta’s definitive proxy statement:

April 26, 2012

VULCAN SHAREHOLDERS: YOU HAVE AN IMPORTANT DECISION TO MAKE

REGARDING THE FUTURE OF YOUR INVESTMENT

Dear Vulcan Shareholder:

I am writing to you with the important news that you will now have the opportunity to bring a fresh perspective to the Board of Directors of YOUR company at Vulcan’s upcoming Annual Meeting on June 1.

As you may know, Martin Marietta has commenced a tax-free exchange offer to Vulcan shareholders offering 0.50 of a Martin Marietta share for every Vulcan share. This represents a substantial premium to Vulcan’s pre-announcement trading price, provides for an immediate meaningful increase in dividends paid to you and allows Vulcan shareholders the opportunity, through their approximately 58% ownership in the combined company, to participate in the long-term value creation of this compelling combination. The proposed combination would create a company with one of the industry’s strongest balance sheets (a significant “de-risking” of the current Vulcan balance sheet) and would allow for an immediate restoration of a meaningful quarterly dividend of $0.20 a share, twenty times the penny a share dividend Vulcan is paying now.

Martin Marietta continues to believe that it can achieve $200 to $250 million of annual cost synergies as a result of the combination. With respect to the purported savings programs announced by Vulcan since December 12, 2011, Martin Marietta believes that Vulcan’s programs will be far from fully effective, at best, for several years, and not necessarily sustainable, although they may result in some level of cost reductions during this period. Martin Marietta’s belief is based on Martin Marietta’s understanding of the design and attempted implementation to date of Vulcan’s programs and Martin Marietta’s experience in implementing its own fully operational management reporting system. Moreover, Martin Marietta believes that Vulcan’s senior management lacks demonstrated capability and discipline to be credible to deliver Vulcan’s “hope plan” on a standalone basis, leaving Vulcan shareholders exposed to substantial execution risk.

Despite the clear and compelling business logic behind our proposal and the urging of major shareholders, the Vulcan Board has rejected our offer and refuses to even discuss it with us. But you now have an opportunity to communicate your wishes directly to the Vulcan Board. We believe the quickest path for Vulcan shareholders to realize the benefits of a combination is to elect independent directors to the Vulcan Board. To this end, we have commenced a proxy solicitation to elect four new, highly qualified and independent directors who we believe are neither beholden to Vulcan Chairman & CEO Don James nor entrenched in opposing a business combination with Martin Marietta. These four directors, who would constitute a minority of the Vulcan Board if elected, also are independent of Martin Marietta and would owe a fiduciary obligation only to Vulcan and you, the Vulcan shareholders.

Your vote is extremely important. A vote FOR these nominees on the BLUE proxy card or BLUE voting instruction form will send a clear message that you want the Vulcan Board of Directors to engage with Martin Marietta. Please vote the BLUE proxy card TODAY by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided or voting by Internet or telephone following the enclosed instructions. Even if you have already voted a white proxy card, you have every right to change your vote by returning a later-dated BLUE proxy card or BLUE voting instruction form.

WHAT HAVE VULCAN’S BOARD OF DIRECTORS AND SENIOR MANAGEMENT DONE

TO DESERVE YOUR TRUST IN THEIR STEWARDSHIP OF YOUR COMPANY?

We think Vulcan’s Board and senior management have demonstrated a lack of credibility. Among other things, on their watch, Vulcan’s Board and senior management completed the Florida Rock transaction, which severely weakened Vulcan’s balance sheet and undermined profits. Likewise, Vulcan has failed to contain costs, resulting in a bloated and inefficient cost structure, delivered two years of poor financial results that have underperformed the company’s own guidance and slashed its quarterly dividend to a penny.

The response of Vulcan’s Board of Directors and senior management to Martin Marietta’s business combination proposal has been particularly troubling. We believe that Vulcan’s Board and senior management have materially underestimated the significant synergies achievable through the proposed Martin Marietta-Vulcan combination. Rather than engaging with Martin Marietta to explore this compelling value-enhancing proposal, Vulcan has responded with public statements that seem to be based on unrealistic assumptions regarding the level and timing of an economic recovery and the attendant expected improvement in Vulcan’s results. Similarly, and apparently in response to Martin Marietta’s business combination proposal, Vulcan has now adopted a flawed and vague profit enhancement plan that is “too little, too late.”

Based on this track-record, there is no reason to think that Vulcan’s Board and senior management can now be counted on to maximize value for all Vulcan shareholders.

MARTIN MARIETTA’S PROPOSED COMBINATION WITH VULCAN IS

VALUE-ENHANCING

The independent director nominees, if elected, will consider the proposed business combination objectively and in accordance with their fiduciary duties to Vulcan and Vulcan’s shareholders. In doing so, we believe they will see that our business combination proposal is value-enhancing to Vulcan shareholders and provides compelling benefits, including:

•

Strong Balance Sheet: The combined company will have one of the industry’s strongest balance sheets (leverage lowered from Vulcan’s current ~8X to ~4X LTM Adjusted EBITDA (earnings before interest, taxes, depreciation, depletion and amortization, adjusted for certain extraordinary and non-operating items), after synergies), enabling it to pay a dividend that is 20X Vulcan’s current dividend.

•

Global Industry Leadership: A combined Martin Marietta-Vulcan will be stronger and more competitive with an outstanding asset base, including over 28 billion tons of mineral reserves, and a broader set of opportunities for organic and inorganic growth.

•

Highly Complementary Businesses: The complementary footprints will give the combined company increased geographic reach across North America, and allow the combined company to improve efficiency in production and distribution and better serve its customers.

•

Combined Operational and Financial Discipline: Martin Marietta’s strict operational and financial discipline has resulted in one of the lowest SG&A percentages in the industry. Our SG&A as a percentage of net sales in 2011 was 8.2% as compared to 12.0% for Vulcan for the same period.

•

Substantial Cost Synergies and Value Creation: Martin Marietta has an indisputable track record of delivering targeted synergies and cost reductions across its business platforms and we are confident that we can achieve $200 million to $250 million in annual cost synergies. These are savings that would benefit directly shareholders of the combined company.

THE ONLY WAY FOR YOU TO HAVE A VOICE ON YOUR BOARD THAT WILL FAIRLY AND OBJECTIVELY CONSIDER MARTIN MARIETTA’S COMPELLING

BUSINESS COMBINATION PROPOSAL IS TO VOTE FOR THE INDEPENDENT DIRECTOR NOMINEES ON THE BLUE PROXY CARD.

VOTE THE BLUE PROXY CARD TODAY!

BE REPRESENTED BY INDEPENDENT DIRECTORS

Let your voice be heard! Elect independent directors who are committed to looking out for YOUR best interests and who will bring a fresh, independent perspective on Martin Marietta’s business combination proposal. Send a message to Vulcan’s Board and senior management that they should engage directly with Martin Marietta in order to deliver promptly the benefits of the proposed transaction to you, the actual owners of Vulcan.

Your vote is extremely important. We urge you to vote for the four independent director nominees proposed by Martin Marietta. Please sign, date and return the enclosed BLUE proxy card in the postage paid envelope. Whether you hold your shares directly or through a broker you can also vote via the Internet or by telephone by following the enclosed instructions. You will need your “control number” to vote via the Internet or by telephone. Your “control number” appears on your BLUE proxy card or, if you hold your shares with a broker, your BLUE voting instruction form.

Please vote each and every BLUE proxy card and/or BLUE voting instruction form you receive. Even if you have returned a white proxy card or voting instruction form, you have every right to change your vote by returning a later-dated BLUE proxy card or BLUE voting instruction form. If you have any questions or need assistance voting your shares, please contact the firm assisting us with our exchange offer and solicitation, Morrow & Co., at (877) 757-5404 (toll-free), (203) 658-9400 or via email at blueproxy@morrowco.com.

Thank you in advance for your support.

C. Howard Nye

President and CEO

Martin Marietta Materials, Inc.

Please visit us at www.aggreggatesleader.com for up to date information and copies of past letters and presentations to Vulcan shareholders.

If you would like to receive information from us directly, please email us at

blueproxy@morrowco.com or call us at (877) 757-5404 (toll-free) or (203) 658-9400.

Cautionary Note Regarding Forward-Looking Statements

This communication may include “forward-looking statements.” Statements that include words such as “anticipate,” “expect,” “should be,” “believe,” “will,” and other words of similar meaning in connection with future events or future operating or financial performance are often used to identify forward-looking statements. All statements in this communication, other than those relating to historical information or current conditions, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Martin Marietta’s control, which could cause actual results to differ materially from such statements. Risks and uncertainties relating to the proposed transaction with Vulcan include, but are not limited to: Vulcan’s willingness to accept Martin Marietta’s proposal and enter into a definitive transaction agreement reasonably satisfactory to the parties; Martin Marietta’s ability to obtain shareholder, antitrust and other approvals on the proposed terms and schedule; uncertainty as to the actual premium that will be realized by Vulcan shareholders in connection with the proposed transaction; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; Martin Marietta’s ability to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; Martin Marietta’s ability to promptly and effectively integrate the businesses of Vulcan and Martin Marietta; the combined company’s ability to pay dividends in the amounts anticipated; a downgrade of the credit rating of Vulcan’s indebtedness, which could give rise to an obligation to redeem Vulcan’s existing indebtedness; the potential implications of alternative transaction structures with respect to Vulcan, Martin Marietta and/or the combined company, including potentially requiring an offer to repurchase certain of Martin Marietta’s existing debt; the implications of the proposed transaction on certain of Martin Marietta’s and Vulcan’s employee benefit plans; and disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional risks and uncertainties include, but are not limited to: the performance of the United States economy; decline in aggregates pricing; the inability of the U.S. Congress to pass a successor federal highway bill; the discontinuance of the federal gasoline tax or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, including federal stimulus projects; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets that Martin Marietta and Vulcan serve; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by Martin Marietta and Vulcan; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply Martin Marietta’s and Vulcan’s long haul distribution markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by Martin Marietta’s dolomitic lime products; inflation and its effect on both production and interest costs; Martin Marietta’s ability to successfully integrate acquisitions and business combinations quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with Martin Marietta’s leverage ratio debt covenants; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase Martin Marietta’s and/or Vulcan’s tax rate; violation of Martin Marietta’s debt covenant if price and/or volumes return to previous levels of instability; a potential downgrade in the rating of Martin Marietta’s or Vulcan’s indebtedness; downward pressure on Martin Marietta’s or Vulcan’s common stock price and its impact on goodwill impairment evaluations; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; healthcare costs; the amount of long-term debt and interest expense; changes in interest rates; volatility in pension plan asset values which may require cash contributions to pension plans; the impact of environmental clean-up costs and liabilities relating to previously divested businesses; the ability to secure and permit aggregates reserves in strategically located areas; exposure to residential construction markets; and the impact on the combined company (after giving effect to the proposed transaction with Vulcan) of any of the foregoing risks, as well as other risk factors listed from time to time in Martin Marietta’s and Vulcan’s filings with the SEC.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere, including the Risk Factors section of the Registration Statement and our most recent report on Form 10-K, and any other documents of Martin Marietta and Vulcan filed with the SEC. Any forward-looking statements made in this communication are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Important Additional Information

This communication relates to the Exchange Offer by Martin Marietta to exchange each issued and outstanding share of common stock of Vulcan for 0.50 shares of Martin Marietta common stock. This communication is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, shares of Vulcan common stock, nor is it a substitute for the Tender Offer Statement on Schedule TO or the preliminary prospectus/offer to exchange included in the Registration Statement on Form S-4 (the “Registration Statement”) (including the letter of transmittal and related documents and as amended and supplemented from time to time, the “Exchange Offer Documents”) initially filed by Martin Marietta on December 12, 2011 with the SEC. The Registration Statement has not yet become effective. The Exchange Offer will be made only through the Exchange Offer Documents. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND ALL OTHER RELEVANT DOCUMENTS THAT MARTIN MARIETTA HAS FILED OR MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

In connection with the solicitation of proxies for Vulcan’s 2012 annual meeting of shareholders (the “Vulcan Meeting”), Martin Marietta filed a definitive proxy statement on April 25, 2012 (the “Vulcan Meeting Definitive Proxy Statement”) with the SEC. The Vulcan Meeting Definitive Proxy Statement and accompanying proxy card will be mailed to the shareholders of Vulcan. Martin Marietta also intends to file a proxy statement on Schedule 14A and other relevant documents with the SEC in connection with its solicitation of proxies for a meeting of Martin Marietta shareholders (the “Martin Marietta Meeting”) to approve, among other things, the issuance of shares of Martin Marietta common stock pursuant to the Exchange Offer (the “Martin Marietta Meeting Proxy Statement”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE VULCAN MEETING DEFINITIVE PROXY STATEMENT, THE MARTIN MARIETTA MEETING PROXY STATEMENT AND OTHER RELEVANT MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

All documents referred to above, if filed, will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Morrow & Co., LLC at (877) 757-5404 (banks and brokers may call (203) 658-9400).

Martin Marietta, its directors and executive officers and the individuals nominated by Martin Marietta for election to Vulcan’s Board of Directors are participants in any solicitation of proxies from Vulcan shareholders for the Vulcan Meeting or any adjournment or postponement thereof. Martin Marietta, its directors and executive officers are participants in any solicitation of proxies from Martin Marietta shareholders for the Martin Marietta Meeting or any adjournment or postponement thereof. Information about the participants, including a description of their direct and indirect interests, by security holdings or otherwise, is available in the Registration Statement, the proxy statement for Martin Marietta’s 2012 annual meeting of shareholders, filed with the SEC on April 18, 2012, and the Vulcan Meeting Definitive Proxy Statement, or will be available in the Martin Marietta Meeting Proxy Statement, as applicable.

Martin Marietta anticipates that some divestitures may be required in connection with the regulatory approval process. Certain information in this communication reflects the combined operations of Martin Marietta and Vulcan, but does not reflect the impact of any divestitures that may be necessary.

About Martin Marietta

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.

Contacts

Anne Lloyd

Executive Vice President, Chief Financial Officer and Treasurer

Martin Marietta Materials, Inc.

(919) 788-4367

Investor.relations@martinmarietta.com

Media:

Mark Semer / Andrea Calise

Kekst and Company

(212) 521-4800

mark-semer@kekst.com

andrea-calise@kekst.com

Andrew Siegel / Jamie Moser

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investors:

Tom Ball / Joe Mills

Morrow & Co. LLC

(203) 658-9400

exchangeofferinfo@morrowco.com

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